Exhibit 99.1

Edgen Murray Limited

18444 Highland Road

Baton Rouge, Louisiana 70809

December 2, 2008

PRIVATE AND CONFIDENTIAL

Tom Marsh

3200 Wilcrest Drive, Suite 170

Houston, TX 77042

Re: Consent to Use of Data

Dear Mr. Marsh:

Edgen Murray Limited (the “Company”) is contemplating an initial public offering of its common shares. In connection with this offering, the Company proposes to file a Form S-1 registration statement (the “Registration Statement”) with the Securities and Exchange Commission.

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in the Offshore Rig Monthly. Furthermore, we also request to cite ODS-Petrodata as the source of such data. For example, we seek to include the following statement in the Registration Statement:

“According to “Offshore Rig Monthly” published by ODS-Petrodata, this has created a construction backlog in shipyards around the world with 178 offshore drilling rigs currently under construction at July 30, 2008.”

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to David L. Laxton, III at (225) 756-7953 or david.laxton@edgenmurray.com, and return the original executed consent to David L. Laxton, III at 18444 Highland Road, Baton Rouge, Louisiana 70809. Please call the undersigned at (225) 756-7223 or Eric S. Siegel of Dechert LLP, counsel to the Company, at (215) 994-2757 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely,

Edgen Murray Limited

/s/ David L. Laxton, III
David L. Laxton, III, Executive Vice President and Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ Thomas J. Kellock
Name:	Thomas J. Kellock
Title:	Head of Consulting Research
Date:	3 December 2008